EXHIBIT 10.4

J & J SNACK FOODS CORP.

DIRECTORS’ AND CONSULTANTS’

DEFERRED COMPENSATION PLAN

Dated as of November 21, 2005

ARTICLE ONE

Deferred Stock Accounts

1.1. Creation of Deferred Stock Accounts. J & J Snack Foods Corp. (the “Company”) shall establish for each non-management director of the Company or consultants approved by the Board of Directors (a “Participant”) a Deferred Compensation Stock Account.

1.2. Committee. The Deferred Compensation Plan shall be administered by a Committee which shall be the Board of Directors as a whole or such other committee of the Board as may be appointed from time to time for purposes of administering the Plan.

1.3. Crediting Stock. The Company’s Board of Directors or committee thereof may establish from time to time the number of shares of Company stock (“Stock”) that are to be credited to each Participant’s account as full or partial payment for the annual services of such director or consultant to the Company.

1.4. Time of Issuance of Stock. Except as provided in section 1.7 hereof, the Company shall issue shares to a Participant in the Deferred Compensation Plan on the 30th day of a calendar quarter following the date of:

(i) Retirement as a Director;

(ii) Termination of Board membership;

(iii) Termination of status as a consultant; or

(iv) Death.

Notwithstanding the foregoing, in no event shall any stock be issued within six (6) months of the Stock being earned or awarded.

1.5. Adjustment of the Number of Shares in a Deferred Compensation Stock Account. In the event of any change in the outstanding shares of the Common Stock by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Committee deems in its sole discretion to be similar circumstances, the number and kind of shares subject to this option and the option price of such shares will be appropriately adjusted in a manner to be determined in the sole discretion of the Committee.

1.6. Legends on Certificates. At the time of issuance of Stock pursuant to the Plan, the Company may require such restrictions, legends or other provisions as it deems necessary to comply with any federal or state securities laws.

1.7. Delay in Issuing Stock. The Company may delay the issuance of Stock otherwise required pursuant to Section 1.4 hereof during any period of time in which the Company deems that the issuance of Stock may violate a federal, state, local or securities exchange rule, regulation or law or may cause the Company to be legally obligated to issue or sell more shares than the Company is legally entitled to issue or sell.

1.8. Dividends and Voting. The Stock credited to each Participant’s Deferred Compensation Account is not issued and outstanding shares of Company Stock until such shares are issued pursuant to Section 1.4 hereof. A Participant shall not be entitled to vote or receive dividends with respect to Stock in a Deferred Compensation Account.

ARTICLE TWO

Designation of Beneficiaries

2.1. Designation of Beneficiary. The Participant shall name one or more beneficiaries and contingent beneficiaries to receive any Stock due Participant at the time of death. No designation of beneficiaries shall be valid unless in writing signed by the Participant, dated and filed with the Committee during the lifetime of such Participant. A subsequent beneficiary designation will cancel all beneficiary designations signed and filed earlier under this Plan, and such new beneficiary designation shall be applied to all amounts previously credited to the Participant’s Deferred Compensation Account as well as to any amounts to be credited to such Participant’s Deferred Compensation Account, prospectively. In case of a failure of designation, on the death of the designated beneficiary without a designated successor, distribution shall be paid in one lump sum to the estate of the Participant.

2.2. Spouse’s Interest. The interest in any amounts hereunder of a spouse who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

ARTICLE THREE

Miscellaneous

3.1. Nonalienation of Benefits. Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the right to receive any Stock to be issued under this Plan.

3.2. Acceptance of Terms. The terms and conditions of this Plan shall be binding upon the heirs, beneficiaries and other successors in interest of Participant to the same extent that said terms and conditions are binding upon the Participant.

3.3. Administration of the Plan. The Plan shall be administered by the Committee which may make such rules and regulations and establish such procedures for the administration of this Plan as it deems appropriate. In the event of any dispute or disagreements as to the interpretation of this Plan of any rule, regulation or procedure or as to any questioned right or obligation arising from or related to this Plan, the decision of the Committee shall be final and binding upon all persons.

3.4. Termination and Amendment. The Plan may be terminated at any time by the Board of Directors of J & J Snack Foods Corp., and may be amended at any time by the Committee; provided, however, that, without the prior written consent of the Participant, no such amendment or termination shall affect adversely the rights of any Participant or beneficiary of a Participant with respect to amounts credited to such Participant’s Deferred Compensation Account.

3.5. Severability. In the case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect the remaining provisions shall be construed in order to effectuate the purposes hereof and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

3.6. Governing Law. THIS PLAN SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.